PROSPECTUS SUPPLEMENT NO. 3                     Filed pursuant to
     (To Prospectus dated                               Rule 424(b)(3)
     September 20, 1996)                    Registration No. 333-07879

     $275,000,000

     NTL Incorporated
     7% Convertible Subordinated Notes Due 2008

          This Prospectus Supplement No. 3 supplements and amends the Prospectus dated September 20, 1996, as amended and supplemented by the Prospectus Supplement dated April 15, 1997 (the "Prospectus"), relating to the 7% Convertible Subordinated Notes Due 2008 (the "Convertible Notes") of NTL Incorporated (formerly known as International CableTel Incorporated) (the "Company") and the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes.

          The table on pages 68 and 69 of the Prospectus sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended). This Prospectus Supplement amends that table by replacing items 1 and 71 of that table with the corresponding items set forth below.

          Selling Holder                            Principal Amount
                                                  of Convertible Notes

     "1.  Donaldson Lufkin & Jenrette
          Securities . . . . . . . . . . . . . . . .     $ 39,684,000
     71.  Any other holder of Convertible
          Notes or future transferee from
          such holder  . . . . . . . . . . . . . . .     $ 49,354,500
          Total  . . . . . . . . . . . . . . . . . .     $275,000,000"

          The Prospectus, together with this Prospectus Supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

          Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 10 of the Prospectus.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus Supplement No. 3 is October 24, 1997.